SUB-ITEM 77D


In accordance with Rule 35d-1 (the "Names Rule") of the 1940 Act, the board of directors (the "Board") of the registrant approved a change to the investment policies of the two series of the registrant. Each Series' non-fundamental investment strategy policy was amended to require it to invest its assets according to the Names Rule 80% test. The amendments were as follows:

                     Series                                             Policy Change
   --------------------------------------------    ---------------------------------------------------------
   Large-Cap Value Fund                            Changed policy of investing
                                                   65% of its net assets in
                                                   equity securities of "value"
                                                   companies with large market
                                                   capitalization ($2 billion or
                                                   more) to 80%

                                                   Changed policy of investing 65% of its net
   Small-Cap Value Fund                            assets in equity securities
                                                   of "value" companies with
                                                   small market capitalization
                                                   (up to $2 billion) to 80%


